EXHIBIT 10.37

* Confidential portions of this document have been redacted and separately filed with the Commission.

                               SERVICES AGREEMENT
                                     between
                       ISLAND PACIFIC SYSTEMS CORPORATION
                                       and
                                TOYS "R" US, INC.


INSTALLATION ADDRESS:               461 From Road
                                    Paramus, New Jersey  07652-3524


         Island Pacific Systems Corporation is hereafter called "Island Pacific" or "we", and Toys R Us, Inc. is hereafter called "Customer" or "you". Island Pacific agrees to provide and you agree to accept consultancy, training and product support services associated with the implementation and use of the Island Pacific software products (the "Software Products") and the Software being licensed by Island Pacific to Customer pursuant to a certain License Agreement of even date herewith (the "License Agreement"), subject to the following terms and conditions:


         1. EFFECTIVE DATE; TERM; DEFINITIONS

                  (a) The effective date of this Services Agreement shall be the date this document has been executed and delivered by both Island Pacific and Customer.

                  (b) This Agreement shall [ * ]

                  (c) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the License Agreement.


         2. STANDARD PRODUCT SUPPORT

                  (a) Island Pacific provides Helpdesk services, which are included in the support fee set forth in Paragraph 13(d) hereof. The Helpdesk is intended to address suspected program defects and requests for other types of services covered in this Agreement. It is not intended to address user training or technical consulting. Helpdesk support is available only for those products you license and for which you have paid the support fee set forth in Paragraph 13(d) hereof.

                  (b) Time associated with problems reported to the Helpdesk resulting from your proprietary modifications will be billed at our Consulting rate with advance notice given prior to our performing such services.

* Confidential portions of this document have been redacted and separately filed with the Commission.


                  (c) Helpdesk services will be provided to a single centralized location of Customer only and may not be used by all of Customer's locations unless separate support charges are paid by Customer for each location.

                  (d) The provisions of Paragraph 8 of the License Agreement, entitled "Product Support and Enhancements," are incorporated herein by reference as if fully set forth herein; provided, however, that the rates and fees set forth in Paragraph 13(d) hereof shall be firm for the term of this Agreement.

                  (e) Island Pacific represents and warrants that it has the resources and capability (i) to assist and support Customer and its Sublicensees on a timely basis and (ii) to fulfill its responsibilities under the terms of this Services Agreement, and that any and all services rendered by it pursuant to this Agreement will be rendered in compliance with all applicable governmental laws, rules and regulations.

         3. HELPDESK HOURS

                  (a) The US Helpdesk is open five days a week, 24 hours a day. Normal service begins Sunday at 11:00pm and concludes Friday at 11:00pm PT and is provided from our California location. Service from our office in England is available Monday through Friday beginning at 9:00am and concluding at 5:00pm
(GMT) daily. The Helpdesks are closed weekends and holidays.

                  (b) US Holidays include New Year's Day (beginning at 3:00pm PT New Year's Eve day), President's Day, Memorial Day, Fourth of July, Labor Day, Veteran's Day, Thanksgiving Day and the day after, and Christmas Day (beginning at 3:00pm PT Christmas Eve day). When holiday hours are in effect, the Helpdesk reopens at 5:00am PT on the business day following the holiday.

                  (c) UK Holidays include New Year's Day (beginning at 3:00pm GMT New Year's Eve day), Spring Bank Holiday, Good Friday, Easter Monday, May Day, August Bank Holiday, Christmas Day (beginning at 3:00pm GMT Christmas Eve day) and Boxing Day. When holiday hours are in effect, the Helpdesk reopens at 9:00am GMT on the business day following the holiday.

                  (d) During one week each year, the Helpdesk hours are reduced to accommodate Island Pacific's employee trip. During this week, the Helpdesk opens at 6:00am PT and closes at 5:00pm PT Monday through Friday. The UK Helpdesk is closed. You will be notified well in advance of the dates the reduced hours are in effect.

                  (e) The Helpdesk currently operates under a system whereby each customer support request is given a severity status level to properly allocate resource based upon the severity of each request. The status levels are as follows: [ * ]

* Confidential portions of this document have been redacted and separately filed with the Commission.

         4. EMERGENCY AFTER-HOURS SUPPORT

                  (a) Emergency support is available only to subscribers of the emergency support program and is provided through The Support Center.

                  (b) Emergency services are designed to address critical technical issues during weekends and holidays when the Helpdesk is closed. A critical issue is a problem that renders your Island Pacific products unable to function in a manner permitting normal operation of your business.

                  (c) There is [ * ]

         5. SCHEDULED AFTER-HOURS SUPPORT

                  (a) After-hours support for applying new Releases, system Upgrades and other special processes is available by appointment. A three week advance notice is required for this service. Appointments are accommodated based upon resource availability on a first come, first served basis.

                  (b) Scheduled after-hours support services are [ * ]

                  (c) Before you can receive after-hours support for the application of an Island Pacific new Release, you must first attend a Technical Seminar for that release and have scheduled and received technical consultation specific to your planned new Release.


         6. YOUR SUPPORT RESPONSIBILITIES

                  (a) You are responsible for regularly and fully applying Corrective Service Releases (CSRs) we provide to you. We provide program support for the current, generally available Release of the Software and one prior Release only. Application support for older Releases is available to users upon request on a limited basis. No program changes are available for older Releases.

                  (b) [ * ]

                  (c) You are responsible for providing knowledgeable and adequately trained users who have full system access and authority should we need your help in researching or duplicating a reported problem.

                  (d) You are responsible for providing a communications link from your system to ours should you want on-line support.

* Confidential portions of this document have been redacted and separately filed with the Commission.


         7. ENHANCEMENTS

                  (a) All Software Product enhancements [ * ]

                  (b) Island Pacific will ship [ * ]

         8.       TYPES OF CLIENT SERVICES

                  (a) Training time includes application training both on site and off site which is billed at the published Application Specialist rate, which will be the lowest rate charged to any customer for similar services. The time will be tracked in quarter-hour segments and billed for each visit. Prior to each training session you will approve (i) the estimated total costs of the training session, (ii) which Island Pacific employees are to provide training service, (iii) the subject matters covered and (iv) the duration of the sessions. Training time also includes time spent by our Application Specialists to answer your questions via teleconference. Training time also includes advance preparation of materials to be used in your training sessions as well as follow-up materials to document the results of the training sessions or teleconferences. All of these items will be included in the estimate we provide to you.

                  (b) Project Management time includes work performed on your behalf, whether on site or off site, that goes beyond the normal use of Island Pacific products. Examples of such services include needs assessments, your internal documentation review or preparation, status reports, implementation planning, business practices review, employee review, and general project administrative duties. These services will be billed at our published Project Manager rate, which will be the lowest rate charged to any customer for similar services. The time will be tracked in quarter-hour segments and billed for each visit. Prior to a visit by a Project Manager, you will approve the estimated total cost thereof.

                  (c) Account Management time includes time spent during an initial visit to your site to perform an Implementation Strategy Analysis. The Implementation Strategy Analysis will include interviewing members of your project team and users, identifying business processes, providing guidance in developing new systems structures, determining system preferences and identifying conversion approaches and interface issues. The results of the initial visit will be thoroughly documented and provided to you within the Executive Training Class.

         Account Management time also includes time spent by the Account Manager during follow-up visits to your site. The purpose of these visits will be to meet with members of your management and project teams, assess the progress of your project, identify and address potential problems or issues and provide help, if needed, to make sure the implementation proceeds as planned.

         Account Management time also includes a Post Implementation Review to further streamline all processes and procedures and assist management in analyzing the information available within your new system. The Account Manager will also be available to perform consulting services at your request.

         Account Management time also includes any time spent by your Account Manager when working on your behalf away from your location. Examples of such services include telephone consultation with members of, or consultants to, your organization, researching implementation issues, directing the application trainers and writing follow-up documentation.

* Confidential portions of this document have been redacted and separately filed with the Commission.

         All time spent by the Account Manager when working on your behalf will be billed in quarter-hour segments at our published Consulting rate, which will be the lowest rate charged to any customer for similar services.

                  (d) Technical Services time includes work performed on your behalf, whether on site or off site that deals with issues or questions of a technical nature. Such services can include telephone consultation with members of, or consultants to, your organization, researching implementation or interface issues and writing follow-up documentation. Technical Services also include the design and written specification of system modifications undertaken on your behalf as well as work performed that deals with the transfer and reformatting of data files from an existing system to the Island Pacific system or from one Island Pacific release to another.

         Technical services are not available for the coding of any modifications or interface programs you deem to be proprietary. Island Pacific will not be responsible for any modifications or interface programs created by members of, or consultants to, your organization nor will we warrant their use with Island Pacific programs.

         All time spent by the Technical Services representative when working on your account will be billed in quarter-hour segments at our published Consulting rate, which will be the lowest rate charged to any customer for similar services. Island Pacific will provide Customers with an estimate of the total cost of such services prior to commencement thereof.

                  (e) Island Pacific represents and warrants that it has the resources and capability (i) to assist and support Customer and its Sublicensees in a timely manner and (ii) to fulfill its responsibilities under the terms of this Services Agreement, and that any and all services rendered by it pursuant to this Agreement will be rendered in compliance with all applicable laws, rules and regulations.


         9. BOOKING SERVICES

                  (a) Island Pacific accepts service assignments under Paragraph 8 hereof on a first come, first served basis. For this reason, there might be times when the Island Pacific employees you request or those qualified to provide the services you require are not immediately available when you want them. In such a case, we will make every effort to accommodate your needs as best as reasonably possible.

                  (b) [ * ]

* Confidential portions of this document have been redacted and separately filed with the Commission.


         10. WORK AUTHORIZATION

                  Requests for visits to you by Island Pacific employees or requests for services to be performed at our site must be made by you in writing. Before we travel or begin work on your behalf, we will ask for written confirmation of your request. Unless specifically indicated otherwise in this Agreement, you will not be charged for fees and expenses for services that you have not previously approved and we will not travel or perform any services until you have given us such prior approval.


         11. TRAVEL TIME

                  (a) Travel time for services originating from the US Island Pacific office to destinations in the US, Mexico or Canada, or for service originating from the UK Island Pacific office to destinations in Europe will [ * ]

                  (b) Travel time for services originating from the US Island Pacific office to destinations other than the United States, Mexico or Canada, or for services originating from the UK office of Island Pacific to destinations other than Europe [ * ]

* Confidential portions of this document have been redacted and separately filed with the Commission.


         12. TRAVEL EXPENSES

                  (a) In scheduling Island Pacific visits to your location, we attempt to work with you so that the time we spend is used effectively. We will assign our personnel based upon the services to be performed, upon an ongoing analysis of your needs and upon your prior approval. There may be one of our employees at your site on some occasions and more than one at other times. For this reason, and because of the varying lengths of stay, expenses will vary from visit to visit.

                  (b) Expenses can include round trip airfare (regular unrestricted coach for domestic flights and business class for international flights), hotel accommodations (Hilton, Hyatt, Marriott, Holiday Inn, Sheraton or equivalent), meals and ground transportation (car rental, taxi, train, ferry, parking, etc.). Any lost deposits or penalties that are incurred as a result of your canceling a visit after having confirmed it will be billed to you.

                  (c) When our employees visit more than one user site during a trip, you will be billed for only a portion of the related expenses. The portion paid by you in such a case will be calculated by dividing the number of hours spent at your site by the total number of hours for all users visited during the trip, and then applying this ratio to any common expenses incurred, such as airfare.

                  (d) The amount you will be charged for travel expenses will be determined by the going rates for services in your area. Island Pacific employees will make their own arrangements and submit expense claims to us. In the case of foreign travel, Island Pacific employees will coordinate with Customer's local personnel in making lodging arrangements. You will be billed for each visit. Copies of receipts will accompany all travel expense invoices.


         13. TIME AND COST

                  (a) Island Pacific will use its reasonable best efforts to ensure that our software products are installed, your staff is trained and any conversion or modifications requested of us are delivered in the time agreed. Island Pacific provides this assurance based upon the scope of work known at the time. Your actual delivery time could vary based upon the discovery of information or circumstances not known or beyond our control.

                  (b) Island Pacific service estimates are provided at no charge as a guideline based upon our experience with similar requirements in similar companies. Your actual cost could vary from that estimated due to the discovery of information or circumstances not then known or beyond our control. Your costs could also vary based upon your desire to use more of our services than those normally used in similar situations. If you request, Island Pacific will provide a written project plan, including a timeline, breakdown of expected tasks, site visits and their associated costs before beginning work on an assignment. The time needed to prepare the plan will be billed at our Consulting rate.

* Confidential portions of this document have been redacted and separately filed with the Commission.

                  (c) Island Pacific will not be responsible for any errors or omissions in information, data or services provided by you or by third parties hired by you to act on your behalf, unless Island Pacific is aware of such error or omission and does not take reasonable steps to notify Customer.

                  (d) Island Pacific's rates for all services and enhancements to the Software and Software Products provided under this Agreement appear below.

                  [ * ]

         14. PROJECT STAFF

                  (a) Each party to this Agreement shall appoint a project manager who will be responsible for representing that party in connection with the services under this Agreement. Island Pacific's project manager shall have the authority and responsibility for the planning, control and scheduling of all effort and resources in connection with Island Pacific's work under this Agreement. Your project manager will have responsibility for all planning, control and scheduling of effort and resources required to be provided or made available by you under this Agreement.

                  (b) Each party will endeavor to ensure continuity of its key staff on the project but reserves the right to make changes if necessary due to circumstances beyond its control. Should it become necessary for either party to replace any key member of its staff involved in the performance of work under this Agreement, the affected party shall notify the other and will provide a suitably qualified and experienced replacement member of staff with as similar a level of skill and experience to the replaced member of staff as is reasonably possible.

                  (c) Island Pacific warrants that (i) it will maintain sufficient support staff to meet its obligations hereunder in a timely manner, and (ii) any staff assigned to provide services to you under this Agreement shall possess such skill and experience as is necessary for the proper performance of those services.

                  (d) You have the right to [ * ]

                  (e) Island Pacific warrants that given reasonable notice, we will make available the number of Island Pacific employees you request for the time period you request.


         15. DELIVERY AND INSTALLATION

                  (a) Island Pacific shall be responsible for the delivery of our Software Products and modifications to your premises. If you so request and subject to advance booking, we will also load them on your computer for a fee. The time we spend will be billed at our Consulting rate.

* Confidential portions of this document have been redacted and separately filed with the Commission.


                  (b) Island Pacific will not deliver or install any Software Products or modifications until you have requested that we do so in writing. Island Pacific will promptly notify Customer of the availability of new Releases.


         16. ASSIGNMENT

                  Neither party shall assign any of its obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that Customer shall have the right to assign this Agreement to an Affiliate or to a third party in connection with a sale of substantially all of its business, merger, consolidation or similar transaction.


         17. CONFIDENTIALITY

                  (a) Both parties shall keep strictly confidential and ensure that none of its respective employees, agents or sub-contractors disclose confidential information relating to the other party's business, finances, customers and other interests. This obligation will not apply to any information or data which

                           (i) is in or comes into the public domain other than
by reason of a breach of the obligations imposed in this Paragraph 17, or

                           (ii) the party seeking to disclose can prove it was
independently developed by that party without the use of the other party's confidential information or,

                           (iii) is obtained from a third party who the
receiving party reasonably believes is lawfully authorized to disclose it, or

                           (iv) is required to be disclosed by law.

                  (b) Both parties shall divulge confidential information only to those employees who are directly involved in the performance of services or other obligations under this Agreement and shall use reasonable efforts to ensure that such employees are aware of and comply with these obligations.

                  (c) Upon the expiration or earlier termination of this Agreement, or sooner if the disclosing party so requests, the recipient shall, as the disclosing party specifies, either return or destroy all confidential information, including all copies, summaries, excerpts or recreations thereof, regardless of the media on which the same is maintained.

* Confidential portions of this document have been redacted and separately filed with the Commission.


                  (d) Each party (a "receiving party") acknowledges that the confidential information it may obtain of from the other party (the "disclosing party") is of extremely high value to the disclosing party and any action or omission on the receiving party's part or those of its employees or agents which may lead to the disclosure or misuse of any such confidential information would be of extreme detriment to the disclosing party, and would cause irreparable harm to the disclosing party, for which the disclosing party would not have any adequate remedy at law. In the event of any breach of the receiving party's confidentiality obligations set forth in this Agreement, the disclosing party shall, in addition to such other remedies as may be available to it hereunder, at law or in equity, be entitled to enforce its rights set forth in this Paragraph 17 by obtaining injunctive relief against the receiving party or any recipient of such confidential information and/or any related parties of any of them without the need to post a bond or to prove damages. if the disclosing party must bring any legal proceeding to enforce the foregoing obligations, the receiving party shall also be liable to the disclosing party for all costs and expenses, including without limitation attorneys' fees, so incurred.

                  (e) The provisions of this clause shall continue in force notwithstanding the termination of this Agreement.


         18. NON-SOLICITATION OF STAFF

                  (a) [ * ]

                  (b) [ * ]


         19. WAIVER

                  If any party commits any breach of any term of this Agreement, a waiver may be granted to the appropriate party. The granting of a waiver in any given instance of a breach shall not, in any event, be deemed to be a waiver of any subsequent breach. No waiver shall be effective unless it is expressed in writing, signed by a person properly authorized, and communicated to the other party.


         20. PAYMENT

                  [ * ]

         21.      INDEMNITY

                  Each party agrees to indemnify, defend and hold the other and its shareholders, directors, employees, Affiliates and representatives harmless from any third party loss, claim, liability or damage to person or property arising out of this Agreement and services provided which is caused by the negligence or intentional misconduct of the party causing such loss, claim, liability or damage. This indemnity will survive the termination of this Agreement.

* Confidential portions of this document have been redacted and separately filed with the Commission.


         22. TERMINATION

                  (a) You may [ * ]

                  (b) The fees [ * ]

                  (c) The representations and warranties contained herein shall indefinitely survive the termination or expiration of this Agreement.


         23. LEGAL AUTHORITY

         Island Pacific and Company are independent entities and shall not have authority to act for or bind the other in any way or to represent that the other is in any way responsible for acts of the other.


         24. LAW

                  This Agreement shall be subject to, construed and interpreted in accordance with the laws of New Jersey without reference to its conflicts of laws provisions.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.


DATED:
        -------------------

                  TOYS "R" US, INC


                  BY: /s/ Bruno Roqueplo
                     -----------------------------------------------------------
                        BRUNO ROQUEPLO, SENIOR VICE PRESIDENT OF FINANCE
                        AND ADMINISTRATION (CFO)



                  ISLAND PACIFIC SYSTEMS CORPORATION


                  BY: /s/ Todd Hammett
                     -----------------------------------------------------------
                           TODD HAMMETT
                           CHIEF FINANCIAL OFFICER